As filed with the Securities and Exchange Commission on July 31, 2026

Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HUDBAY MINERALS INC.

(Exact Name of Registrant as Specified in its Charter)

CANADA	98-0485558
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

25 York Street, Suite 800 Toronto, Ontario M5J 2V5, Canada	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

HUDBAY MINERALS INC. 2026 EMPLOYEE SHARE PURCHASE PLAN

(Full Title of Plan)

Corporation Service Company
251 Little Falls Drive

Wilmington, DE 19808

(Name and address of agent for service)

302 636-5400

(Telephone number, including area code, of agent for service)

Copies to:

Patrick Donnelly
Hudbay Minerals Inc.
25 York Street, Suite 800
Toronto, Ontario
Canada M5J 2V5
(416) 362-8181

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Hudbay Minerals Inc. (the "Company", "Hudbay", or the "Registrant") has filed with the Securities and Exchange Commission (the "Commission") this registration statement on Form S-8 (this "Registration Statement") to register under the Securities Act of 1933, as amended (the "Securities Act"), 2,000,000 (two million) common shares of the Company, with no par value (the "Common Shares"), that may be purchased pursuant to the Hudbay Minerals Inc. 2026 Employee Share Purchase Plan (the "ESPP").

The ESPP provides that Common Shares will be purchased by the plan administrator of the ESPP for the accounts of the participants on the open market. The ESPP does not provide for such Common Shares to be issued by the Company out of its authorized and unissued Common Shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* As permitted by Rule 428 under the Securities Act and the Note to Part I of Form S-8, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this Registration Statement will be sent or given to each participant in the ESPP as may be required by Rule 428(b). Such documents are not required to be and are not being filed with the Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company hereby incorporates by reference in this Registration Statement the following:

  The Company's Annual Report on Form 40-F for the year ended December 31, 2025, filed with the Commission on March 27, 2026 (the "2025 Annual Report");

  The Company's Current Reports on Form 6-K furnished to the Commission on April 14, 2026, May 1, 2026 (only Exhibits 99.1 and 99.2), May 20, 2026, May 28, 2026, June 24, 2026, June 30, 2026, July 29, 2026 (only Exhibits 99.1 and 99.2) and July 31, 2026; and

  The description of the Company's Common Shares contained in the Annual Information Form for the year ended December 31, 2025, attached as Exhibit 99.1 to the 2025 Annual Report, and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Because no original issuance Common Shares are to be registered hereunder, no opinion of counsel regarding the legality of the Common Shares being registered hereunder is required.

Item 6. Indemnification of Directors and Officers.

The by-laws of Hudbay provide that, subject to the relevant provisions of the Canada Business Corporations Act, Hudbay shall indemnify a director or officer of Hudbay, a former director or officer of Hudbay, or another individual who acts or acted at Hudbay's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with Hudbay or such other entity if (i) the individual acted honestly and in good faith with a view to the best interests of Hudbay or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at Hudbay's request; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual has reasonable grounds for believing that the individual's conduct was lawful.

Hudbay also maintains insurance for the benefit of its directors and officers against liability in their respective capacities as directors and officers. The directors and officers are not required to pay any premium in respect of the insurance. The policy contains standard industry exclusions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Documents
4.1*	Articles of Amalgamation of Hudbay Minerals Inc., dated as of January 1, 2025
4.2*	By-Laws of Hudbay Minerals Inc.
10.1*	Hudbay Minerals Inc. 2026 Employee Share Purchase Plan
23.1*	Consent of Deloitte LLP, independent registered accounting firm for the Company
23.2*	Consent of Olivier Tavchandjian, P. Geo.
23.3*	Consent of Marc-Andre Brulotte, P. Geo.
24.1*	Power of Attorney of certain officers and directors (included on the signature page to this Registration Statement)
107*	Filing Fee Table

* Filed herewith

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, on July 31, 2026.

HUDBAY MINERALS INC.

By:	(signed) "Patrick Donnelly"
	Name:	Patrick Donnelly
	Title:	Senior Vice President, Legal and Organizational Effectiveness

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter Kukielski, Chief Executive Officer, Eugene Lei, President and Chief Financial Officer, and Patrick Donnelly, Senior Vice President, Legal and Organizational Effectiveness as his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities set forth below on July 31, 2026.

Signature	Title of Capacities

(signed) "Peter Kukielski"	Director and Chief Executive Officer
Name: Peter Kukielski	(Principal Executive Officer)

(signed) "Eugene Lei"	President and Chief Financial Officer
Name: Eugene Lei	(Principal Financial Officer and Principal Accounting Officer)

(signed) "David S. Smith"	Chair
Name: David S. Smith

(signed) "John E.F. Armstrong"	Director
Name: John E.F. Armstrong

(signed) "Jeane L. Hull"	Director
Name: Jeane L. Hull

(signed) "Carin S. Knickel"	Director
Name: Carin S. Knickel

(signed) "George E. Lafond"	Director
Name: George E. Lafond

(signed) "Colin Osborne"	Director
Name: Colin Osborne

(signed) "Paula C. Rogers"	Director
Name: Paula C. Rogers

(signed) "Laura Tyler"	Director
Name: Laura Tyler

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Hudbay Minerals Inc., has signed this registration statement on July 31, 2026.

PUGLISI & ASSOCIATES

By:	(signed) "Donald J. Puglisi"
	Name:	Donald J. Puglisi
	Title:	Managing Director